EXHIBIT 99.1

Signal Genetics Highlights Recent Achievements and Reports First Quarter 2015 Financial Results

Record Volume of MyPRS® Tests Sold to Hospitals Outside of UAMS

CARLSBAD, Calif., May 14, 2015 (GLOBE NEWSWIRE) -- Signal Genetics, Inc. (Nasdaq:SGNL) (Signal), a commercial stage, molecular genetics diagnostic company focused on providing innovative diagnostic services that help physicians make better-informed decisions concerning the care of their patients suffering from cancer, today reported recent achievements and financial results for the first quarter ended March 31, 2015.

Recent Highlights

  Achieved record volume of MyPRS® tests sold to hospitals outside of the University of Arkansas for Medical Sciences (UAMS), increasing 38% over the first quarter of 2014
  Received accreditation from the College of American Pathologists (CAP) for our Little Rock, Arkansas laboratory

Samuel D. Riccitelli, Signal's President and Chief Executive Officer, commented, "We entered 2015 with the goal of positioning Signal Genetics for growth and long-term success. We believe we have made significant progress in these efforts and we are excited about the direction in which we are heading. We continue to expand our sales volume with hospitals around the United States, and are intently focused on growing sales outside of the University of Arkansas for Medical Sciences (UAMS) hospital. We believe the greatest long-term growth potential exists with these other U.S. hospitals, and expect that they will be an increasingly important contributor to our future success as we further expand our presence beyond UAMS."

Mr. Riccitelli continued, "To that end, as we have previously discussed, we raised approximately $10 million in a secondary offering which will support these expansion efforts. With a strong balance sheet, we are well positioned to enhance the marketing capabilities for our MyPRS® product and explore additional indications for its use. Furthermore, with the recent CAP accreditation of our laboratory, we continue to demonstrate that our product, facilities, and talented staff are recognized among the healthcare community. As we have continued to state, we are working hard to grow Signal into a leader in the field of Multiple Myeloma diagnostics, and believe we are well on our way to achieving this objective. We have continued to meet our goals and work behind the scenes to create long-term value for the Company and its shareholders."

First Quarter 2015 Financial Results

Tests billed for U.S. hospitals outside of UAMS for the first quarter of 2015 increased 38% to 163 over the first quarter of 2014 reflecting the success of our long-term strategy. The additions to our salesforce and an increase in new hospital customers should continue to fuel this upward trend.

Total test orders for the first quarter of 2015 decreased 10% to 777 when compared to the first quarter of 2014. Net revenue for the first quarter of 2015 decreased to $645,000 or 41% compared to $1.1 million during the first quarter of 2014. This decrease was attributable to several factors, the most significant being the decrease in the number of tests billed for UAMS research and clinical patients at the university. We expect continued downward pressure on revenue from the UAMS research programs for the remainder of 2015. Also included in the decrease is a reduction in reimbursement estimates used to calculate revenue for billings to non-contracted insurance payors. This is a more conservative posture based on recent experiences and an increase in the number of new non-contracted payors with whom we have no payment history.

Cost of revenue for the first quarter of 2015 was $760,000 compared to $731,000 during the first quarter of 2014. This increase was primarily attributable to an increase in personnel costs, which included stock-based compensation expenses.

Research and development expenses totaled approximately $100,000 for the first quarter of 2015 compared to approximately $35,000 during the first quarter of 2014. The increase in research and development was primarily attributable to increased usage of labor, materials, and supplies for research projects.

Selling and marketing expenses were $434,000 for the first quarter of 2015 compared to $66,000 during the first quarter of 2014. The increase in selling and marketing expenses was primarily attributable to personnel costs related to the expansion of the sales and marketing staff and establishing our managed care, commercial and business development functions.

General and administrative expenses were $2.0 million for the first quarter of 2015 compared to $426,000 during the first quarter of 2014. The increase in general and administrative expenses was primarily attributable to increased personnel costs related to the hiring of executive officers including stock-based compensation, internal billing, IT, and administrative staff, and expenses related to being a publicly-traded company.

Basic and diluted net loss per common share for the quarter ended March 31, 2015 was approximately $(0.45) per share based on 5,793,082 shares outstanding. Basic and diluted net loss per common share for the quarter ended March 31, 2014 was approximately $(3.53) per share based on 200,000 shares outstanding.

As of March 31, 2015, the Company had cash of $13.3 million and working capital of $12.0 million.

About Signal Genetics, Inc.

Signal Genetics, Inc., headquartered in Carlsbad, California, is a commercial stage, molecular diagnostic company focused on providing innovative diagnostic services that help physicians make better-informed decisions concerning the care of their patients suffering from cancer. Signal's mission is to develop, validate and deliver innovative diagnostic services that enable better patient-care decisions. Signal was founded in January 2010 and became the exclusive licensee in its licensed field to the renowned research on multiple myeloma performed at the University of Arkansas for Medical Sciences, in April 2010.

Safe Harbor Statement

This press release contains "forward-looking" statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words "may," "will," "expect," "anticipate," "estimate," "project," "would," "could" or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding our ability to achieve profitability and to penetrate the market opportunity that we believe exists for our prognostic genetic test. Such forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to differ materially from those discussed here, such as our ability to obtain adequate coverage and reimbursement for our tests from third party payors, our ability to obtain necessary regulatory clearances and approvals, the ability of our tests to keep pace with rapid advances in technology, medicine and science, and our ability to execute our marketing strategy and gain acceptance in the market, along with those other risks and uncertainties detailed in our SEC filings, and involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date this release and we assume no obligation to update or revise these statements unless otherwise required by law.

SIGNAL GENETICS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and par value data)
	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash	$ 13,268	$ 5,119
Accounts receivable, net	598	1,088
Inventory	330	179
Prepaid expenses and other current assets	295	399
Total current assets	14,491	6,785
Property and equipment, net	1,213	1,214
Deferred offering costs	—	47
Security deposits	43	43
Total assets	$ 15,747	$ 8,089
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 384	$ 255
Accrued liabilities	803	361
Note payable – related party	1,058	—
Amounts due to related party	—	1,045
Lease termination/abandonment payable - current portion	156	248
Other current liabilities	94	80
Total current liabilities	2,495	1,989
Other noncurrent liabilities	103	109
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding at March 31, 2015 or December 31, 2014	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized, 7,504,990 and 3,782,629 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	75	38
Additional paid in capital	22,348	12,593
Accumulated deficit	(9,274)	(6,640)
Total stockholders' equity	13,149	5,991
Total liabilities and stockholders' equity	$ 15,747	$ 8,089

SIGNAL GENETICS, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data)
	Three Months Ended March 31,
	2015	2014
Net revenue	$ 645	$ 1,091
Operating expenses:
Cost of revenue	760	731
Research and development	100	35
Selling and marketing	434	66
General and administrative	1,963	426
Total operating expenses	3,257	1,258
Loss from operations	(2,612)	(167)
Interest expense	(22)	(539)
Net loss attributable to stockholders of Signal Genetics, Inc.	$ (2,634)
Net loss attributable to members of Signal Genetics LLC		$ (706)
Net loss per common share, basic and diluted	$ (0.45)	$ (3.53)
Weighted-average number of shares outstanding, basic and diluted	5,793,082	200,000
CONTACT: INVESTOR CONTACT:
         The Ruth Group
         David Burke
         Tel: 646-536-7009
         dburke@theruthgroup.com